Exhibit 99.1

Soluna Holdings Announces December Site Level Financials

Hashrate Continues to Scale and Expect to Hit 1 EH/s by End of March 2022

Expects to Release Earnings Power Illustration for 2022 on January 19th

ALBANY, N.Y., January 18, 2022 -- Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced the release of its December site level financials.

Michael Toporek, CEO of Soluna Holdings stated, “We continue to deliver strong month over month performance. Despite an 18% drop in average BTC price between November and December, our December revenue continued to increase. We expect further earnings acceleration over the next few months as we march toward our target hashrate of over 1 EH/s.”

Key Summary Highlights for December 2021 and Flash Revenue:

o	December 2021 Revenue increased despite an 18% decrease in average BTC price between November ($60,621) and December ($49,263)

o	Yearly cash contribution margin run-rate at $25.65 million

o	Sophie site powered up in December to hit 25MW target

o	Hashrate continues to scale and expect to hit 1 EH/s by the end of March (+/- 30 days)

o	Hashrate expected to scale as follows +/- 30 days

	2022				2023
	Q1	Q2	Q3	Q4	Q1

Hashrate Target (EH/s)	1.0	1.3	2.0	3.0	4.0

o	Target for 2022 is to energize 100 MW with power prices at sub 2.5 c / kWh

Revenue & Contribution Margin Summary

*all number below exclude legacy hosting
($ in 000s; Unaudited)*	Q1 2021	Q2 2021	Q3 2021	Dec 2021	Q4 2021
Revenue	$995	$1,657	$2,368	$3,243	$8,017
Contribution Margin	$744	$1,261	$1,703	$2,138	$5,524
Annualized Revenue	$3,980	$6,628	$9,472	$38,916	$32,068
Annualized Contribution Margin	$2,976	$5,044	$6,812	$25,656	$22,096

A presentation and corresponding video is available on the Company’s website at https://www.solunacomputing.com/investors/updates/januaryflash2022

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH) is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna’s MTI Instruments division manufactures precision tools and testing equipment for electronics, aviation, automotive, power and other industries. Both Soluna and MTI Instruments use technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Forward Looking Statements

The statements in this press release, including with respect to the anticipated use of proceeds for this offering, constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to: (1) those risk factors set forth in the Registration Statement and the prospectus supplement; and (2) other risks and uncertainties that may be detailed from time to time in SHI’s reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com